Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY:

Medallion Financial Corp.
437 Madison Avenue – 38th floor
New York, New York 10022

Andrew M. Murstein, President	Public Relations
Larry D. Hall, CFO	Harry Zlokower/Dave Closs
1-212-328-2100	1-212-447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

December 20, 2006

Medallion Financial Enters Into New Credit Facility

NEW YORK, N.Y. – December 20, 2006 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxi industry and other niche markets in small business and consumer lending, announced today that, through a special purpose subsidiary, it has entered into a new commercial paper conduit facility agreement administered by Citicorp North America, Inc. The facility will complement the Company’s existing facility by providing the Company with greater liquidity and lower funding costs to finance its growing taxi medallion portfolio. The facility covers taxicab medallion lending in New York City as well as Boston, Chicago and other cities throughout the United States. The facility amount is $125,000,000 initially and may be increased to $500,000,000 with lender approval.

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Financing through the conduit lender will be provided for 364 days, and if not renewed by the conduit lender, will be provided by the committed lender for two additional years.

Andrew Murstein, President of Medallion Financial stated, “We could not be more pleased with this new transaction and our new credit relationship with Citibank. We are excited about the opportunity to bring another high-quality committed lender into our stable of funding sources. This is a reflection of many positive factors, including how well our existing medallion lending facility has performed to date, and the continued improved financial health and prospects of Medallion Financial.”

Larry Hall, Medallion Financial’s Chief Financial Officer, stated, “Over the last three years, we have grown our taxicab medallion portfolio by 75%, and medallion prices have increased more than 60% in the same period. Our current portfolio of medallion loans exceeds $500,000,000. This new credit facility insures we have the funding necessary to effectively grow the portfolio over the years ahead. In addition to our strong internally generated growth, we understand the City of New York, will likely auction up to 150 additional wheelchair accessible medallions next year which we intend to support by providing financing to qualified borrowers.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial and consumer loans, provides refinancing for small businesses in niche industries. The Company and its subsidiaries have lent over $2.5 billion to its taxicab, commercial, and consumer customers.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. The Company’s actual results may differ significantly

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from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors” in the Company’s 2005 Annual Report on Form 10-K.